Exhibit 99.1

Contacts:
Clare Midgley (investor) (617) 679-7480 Cynthia Clayton (investor) (617) 551-8607	Adriana Jenkins (media) (617) 761-6996

MILLENNIUM REPORTS YEAR END AND FOURTH QUARTER
2003 FINANCIAL RESULTS
— Total revenue up 23% from 2002; net loss narrows —

Cambridge, Mass., January 27, 2004 — Millennium Pharmaceuticals, Inc. (Nasdaq: MLNM) today reported consolidated financial results for the year and quarter ended December 31, 2003. Results for 2003 represent the first year of fully combined revenues and expenses related to the merger with COR Therapeutics, Inc. Results for the 2002 period include approximately ten and one half months of operating activities from COR Therapeutics.

“We ended 2003 exceeding many of our company goals,” said Kenneth Bate, executive vice president and chief financial officer. “As a result, we begin 2004 in a very strong position to grow our marketed products and to invest in our development pipeline.”

Revenue

Revenue for the year 2003 was $433.7 million, compared to $353.0 million in 2002, an increase of approximately 23 percent. Revenue for the year 2003 included $189.7 million of strategic alliance revenue, $184.3 million of co-promotion revenue from sales of INTEGRILIN® (eptifibatide) Injection, and $59.6 million of net product sales from VELCADE® (bortezomib) for Injection. The year-over-year increase in revenue was attributable to the launch of VELCADE in May 2003 and the recognition of the full-year of co-promotion revenue associated with INTEGRILIN. Worldwide sales of INTEGRILIN for the year 2003 were $305.8 million compared to $303.7 million in 2002, as provided to Millennium by Schering-Plough Corporation.

Revenue for the fourth quarter 2003 was $85.4 million compared to $96.8 million in the same period in 2002. Revenue in the fourth quarter 2003 was comprised of $32.4 million of co-promotion revenue, $28.7 million of net product sales from VELCADE® (bortezomib) for Injection, and $24.2 million of strategic alliance revenue. The decrease in strategic alliance revenue was due to the conclusion of the Bayer research and the Aventis technology alliances.

Expenses

Research and development (R&D) expenses for the year 2003 were $488.5 million, compared to $511.2 million in 2002. Fourth quarter 2003 R&D expenses were $111.4 million, compared to $146.9 million for the same period in 2002. The year-over-year reductions were attributable to the Company’s restructuring efforts.

Selling, general and administrative (SG&A) expenses for the year 2003 were $178.8 million, compared to $168.9 million in 2002. SG&A expenses for the fourth quarter 2003 were $56.6 million compared to $43.8 million in the same period in 2002. These increases were driven by increased sales and marketing activities related to the launch of VELCADE in May 2003 and to the expansion of the Millennium-Schering sales force for INTEGRILIN® (eptifibatide) Injection in September 2003. Partially offsetting these increases were reductions in general and administrative expenses as a result of the Company’s restructuring efforts. In addition, the year-over-year increase in the fourth quarter was the result of increased marketing activities specific to the 2003 quarter.

Other Income, Net

Other income, net for the year 2003 was $51.6 million compared to $118.1 million for the same period in 2002. The Company realized significant gains from the sales of marketable securities in the fourth quarter of 2002, which were not realized in 2003. In addition, the decrease was attributable to reduced investment income as a result of lower invested funds.

Net Loss

Net loss on a GAAP basis for the year 2003 was $483.7 million or $1.63 per share compared to $590.2 million or $2.13 per share in 2002. Included in the GAAP net loss for the year 2003 were restructuring charges of $191.0 million. These charges were comprised of the write-down of assets, costs associated with vacating facilities, and workforce costs associated with the discontinuation of certain discovery efforts. As a result of the merger with COR Therapeutics, the 2002 GAAP net loss included a one-time charge of $242.0 million of acquired in-process research and development and $54.0 million in financing charges relating to the debt acquired in the merger. Fourth quarter 2003 net loss on a GAAP basis was $146.4 million, compared to $79.7 million for the same period in 2002. The increase in net loss for the quarter was attributable to restructuring charges and to reduced other income, net as described above.

Non-GAAP (formerly pro forma) net loss, as defined below, for the year 2003 was $243.3 million or $0.82 per share, compared to a non-GAAP net loss of $256.3 million or $0.92 per share in the same period 2002. The reduction for the full year 2003 is attributable to the realization of cost savings from the Company’s restructuring efforts. For the fourth quarter 2003, non-GAAP net loss was $91.8 million, compared to $66.9 million for the same period in 2002. This increase is attributable primarily to reduced other income, net as described above.

Cash and Debt

As of December 31, 2003, Millennium had $915.3 million in cash, cash equivalents and marketable securities, and $105.5 million in principal amount of convertible debt.

Marketed Product Highlights

VELCADE® (bortezomib) for Injection

VELCADE, a first-in-class proteasome inhibitor approved for the treatment of multiple myeloma patients who have received at least two prior therapies and have demonstrated disease progression on the last therapy, is currently a market leading product following approval in the U.S. and launch in May 2003. During the seven months the product was marketed and sold in 2003, sales totaled $59.6 million.

On January 22, 2004, the Company announced that the European Medicines Evaluation Agency’s (EMEA) Committee on Proprietary Medicinal Products (CPMP) issued a positive opinion to recommend approval under exceptional circumstances for VELCADE for the treatment of patients with multiple myeloma who have received at least two prior therapies and have demonstrated disease progression on their last therapy. The Company anticipates that the European Commission will ratify the opinion and will issue a Marketing Authorization in the second quarter of 2004. Following approval, Ortho Biotech Products L.P. and the Janssen Cilag group of companies, the Company’s ex-U.S. commercialization partner for VELCADE, will launch the product in Europe. Millennium will receive royalties on sales in Europe.

Millennium and Johnson & Johnson Pharmaceutical Research & Development L.L.C., the Company’s global development partner, are broadly investigating the use of VELCADE in several types of hematological and solid tumor cancers. In 2004, Millennium expects to have over 80 trials ongoing, including trials sponsored by the Company, investigators, and the National Cancer Institute.

INTEGRILIN® (eptifibatide) Injection

INTEGRILIN, an intravenous GP IIb-IIIa inhibitor, is co-promoted and co-developed by Millennium and Schering-Plough. Both parties share the revenue and expenses related to U.S. product sales, and Schering-Plough pays Millennium royalties on sales outside of the U.S. Based on recent third party reports for December 2003, INTEGRILIN continues to be the U.S. market leader both in patient share and dollar share for GP IIb-IIa inhibitors, with approximately 73% and 58%, respectively.

In 2003, INTEGRILIN patient share grew from 62% to 73%, with a significant increase in demand in the fourth quarter as reported by a third party. The increase in hospital demand is believed to be the result of several initiatives implemented throughout the year including the impact of the deployment of an expanded cardiovascular sales force, with new representatives targeting clinical cardiologists. Increased demand is also believed to be the result of reported data from CRUSADE, a quality improvement initiative led by Duke Clinical Research Institute, which monitors hospital adherence to guidelines established by the American Heart Association (AHA) and the American College of Cardiology (ACC), including the recommendation to use GP IIb-IIIa inhibitors in high-risk patients prior to diagnostic catheterization.

Clinical Highlights

Millennium is committed to maintaining a sustainable pipeline of product candidates and met its 2003 goal by advancing three new molecular entities into the clinic. In July 2003, the Company and its partner, Xenova Group plc, initiated a phase I trial of MLN944, a DNA targeting agent, in patients with advanced solid tumors. In the fourth quarter 2003, the Company and its partners also advanced MLN3897 (CCR1) and MLN2222 (CAB-2) into phase I trials. MLN3897 (CCR1), being developed in collaboration with Aventis Pharmaceuticals, Inc., is a small molecule that acts on receptors in an immune system cell pathway that is believed to play a central role in a number of inflammatory conditions, including rheumatoid arthritis and multiple sclerosis. MLN2222 (CAB-2), being developed in collaboration with XOMA Ltd., is a novel, proprietary recombinant protein that blocks both the C3 and C5 complement pathways. This molecule is being developed to reduce the incidence of post-operative death and heart attacks in patients undergoing cardiac surgeries.

Non-GAAP Results

Millennium reports non-GAAP net loss, non-GAAP projected net loss and non-GAAP profitability, each of which excludes certain non-operational and restructuring charges, non-cash charges and specified other charges that management generally does not consider in evaluating the Company’s ongoing operations. Because of the nature and extent of certain of these charges, the Company cannot always quantify corresponding projected net loss and profitability, calculated in accordance with U.S. generally accepted accounting principles (GAAP) for all future periods. These excluded charges may be significant to the Company’s business operations. The Company provides non-GAAP results as a complement to GAAP results. Management believes these non-GAAP measures are helpful to investors because they help indicate underlying trends in the Company’s core operations and provide useful period to period financial comparisons. A reconciliation of non-GAAP to GAAP is included in the attached condensed consolidated financial statements.

About VELCADE® (bortezomib) for Injection

VELCADE, the first of a new class of medicines called proteasome inhibitors, is the first treatment in more than a decade to be approved for patients with multiple myeloma – a cancer of the blood. Millennium received approval from the U.S. Food and Drug Administration (FDA) on May 13, 2003 to market VELCADE for the treatment of multiple myeloma patients who have received at least two prior therapies and have demonstrated disease progression on the last therapy. The effectiveness of VELCADE is based on response rates. There are no controlled trials demonstrating a clinical benefit such as an improvement in survival.

VELCADE has a generally predictable, manageable safety profile (with appropriate monitoring and, if necessary, dose modification). VELCADE is contraindicated in patients with hypersensitivity to bortezomib, boron, or mannitol.

In 228 patients who were treated with VELCADE® (bortezomib) for Injection in two phase II studies of multiple myeloma, the most commonly reported adverse events were asthenic conditions (including fatigue, malaise and weakness) (65 percent), nausea (64 percent), diarrhea (51 percent), appetite decreased (including anorexia) (43 percent), constipation (43 percent), thrombocytopenia (43 percent), peripheral neuropathy (including peripheral sensory neuropathy and peripheral neuropathy aggravated) (37 percent), pyrexia (36 percent), vomiting (36 percent), and anemia (32 percent). Fourteen percent of patients experienced at least one episode of grade four toxicity, with the most common toxicity being thrombocytopenia (3 percent) and neutropenia (3 percent). A total of 113 (50 percent) of the 228 patients experienced serious adverse events (SAEs). The most commonly reported SAEs included pyrexia (7 percent), pneumonia (7 percent), diarrhea (6 percent), vomiting (5 percent), dehydration (5 percent) and nausea (4 percent).

For more information about VELCADE clinical trials, patients and physicians can contact the Millennium Medical Product Information Department at 1-(866)-VELCADE.

About INTEGRILIN® (eptifibatide) Injection

INTEGRILIN is indicated for the treatment of patients with acute coronary syndrome (unstable angina/non-ST-segment myocardial infarction), including patients who are to be managed medically and those undergoing percutaneous coronary intervention (PCI). It is also indicated in the United States for the treatment of patients at time of PCI, including in patients undergoing intracoronary stenting.

INTEGRILIN is contraindicated in patients with a history of bleeding diathesis, or evidence of abnormal bleeding within the previous 30 days; severe hypertension (systolic blood pressure greater than 200 mm Hg or diastolic blood pressure greater than 110 mm Hg) not adequately controlled on antihypertensive therapy; major surgery within the preceding six weeks; history of stroke within 30 days, or any history of hemorrhagic stroke; current or planned administration of another parenteral GP IIb-IIIa inhibitor; dependency on renal dialysis; or known hypersensitivity to any component of the product.

Bleeding is the most common complication encountered during INTEGRILIN therapy. The majority of excess major bleeding events were localized at the femoral artery access site. Oropharyngeal, genitourinary, gastrointestinal and retroperitoneal bleeding were also seen more commonly with INTEGRILIN compared to placebo.

For inquiries about INTEGRILIN, patients and physicians can call 1-(888)-267-4-MED.

About Millennium

Millennium Pharmaceuticals, Inc., a leading biopharmaceutical company based in Cambridge, Mass., markets VELCADE® (bortezomib) for Injection, a novel cancer product, co-promotes INTEGRILIN® (eptifibatide) Injection, a market-leading cardiovascular product, and has a robust clinical development pipeline of product candidates. The Company’s research, development and commercialization activities are focused in three therapeutic areas: oncology, cardiovascular, and inflammation. By applying its knowledge of the human genome, its understanding of disease mechanisms, and its industrialized drug discovery platform, Millennium is seeking to develop breakthrough products.

This press release contains “forward-looking statements,” and other statements about our growth and future operating results, discovery and development of products, potential acquisitions, strategic alliances and intellectual property. Various important risks may cause the Company’s actual results to differ materially from the results indicated by these forward-looking statements, including: adverse results in our drug discovery and clinical development programs; failure to obtain patent protection for our discoveries; commercial limitations imposed by patents owned or controlled by third parties; our dependence upon strategic alliance partners to develop and commercialize products and services based on our work; difficulties or delays in obtaining regulatory approvals to market products and services resulting from our development efforts; the commercial success of INTEGRILIN® (eptifibatide) Injection and VELCADE® (bortezomib) for Injection; and the requirement for substantial funding to conduct research and development and to expand commercialization activities. For a further list and description of the risks and uncertainties we face, see the reports we have filed with the Securities and Exchange Commission. We disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Millennium Pharmaceuticals, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2003	2002	2003	2002
	(unaudited)
				(Note 1)
REVENUES:
Net product sales	$28,732	$–	$59,647	$–
Co-promotion revenue	32,446	47,867	184,333	159,971
Revenue under strategic alliances	24,241	48,958	189,707	193,062

Total revenues	85,419	96,825	433,687	353,033

COSTS AND EXPENSES:
Cost of goods sold (Note 2)	12,165	13,366	61,189	47,256
Research and development	111,412	146,946	488,538	511,210
Selling, general and administrative	56,607	43,817	178,830	168,902

Total costs and expenses	180,184	204,129	728,557	727,368

OTHER INCOME (EXPENSE):
Investment income, net	5,828	50,743	32,625	116,026
Interest expense	(2,833)	(10,350)	(21,043)	(37,974)
Gain on sale of equity interest in joint venture	–	–	40,000	40,000

Total other income (expense)	2,995	40,393	51,582	118,052

NON – GAAP NET LOSS (Note 3)	$(91,770)	$(66,911)	$(243,288)	$(256,283)

Acquired in-process research and development	–	–	–	(242,000)
Amortization of intangibles	(9,862)	(9,809)	(38,890)	(34,916)
Debt financing charge (Note 4)	–	–	(10,496)	(54,000)
Restructuring charges (Note 5)	(44,772)	(2,994)	(191,013)	(2,994)

NET LOSS	$(146,404)	$(79,714)	$(483,687)	$(590,193)

NON – GAAP NET LOSS PER SHARE	$(0.30)	$(0.23)	$(0.82)	$(0.92)

BASIC AND DILUTED NET LOSS PER SHARE	$(0.49)	$(0.28)	$(1.63)	$(2.13)

Weighted average shares, basic and diluted	301,252	288,500	297,641	277,665

Note 1: On February 12, 2002 Millennium acquired COR Therapeutics, Inc. ("COR"). The transaction was recorded as a purchase for accounting purposes and the condensed consolidated statements of operations data include COR’s operating results from the date of acquisition.

Note 2: Cost of goods sold includes manufacturing related expenses associated with the sale of VELCADE® (bortezomib) for Injection and INTEGRILIN® (eptifibatide) Injection, which were previously a component of cost of co-promotion. Current and prior period advertising and promotional expenses, which were previously included in cost of co-promotion, are now classified as selling, general and administrative expenses.

Note 3: Acquired in-process research and development, amortization of intangibles, debt financing charge and restructuring charges are deducted in accordance with generally accepted accounting principles in the United States (“GAAP”) to arrive at GAAP reported net loss for the periods presented.

Note 4: On April 29, 2003, Millennium repurchased $577.8 million of principal amount of the convertible notes assumed in the COR merger (the “COR notes”) for an aggregate payment of $637.1 million, including principal, interest and premium put. Debt financing charge for the 2003 period represents the write off of approximately $12.4 million of unamortized debt issuance costs associated with the COR notes, offset by $1.9 million relating to the expired premium put on the untendered bonds as a result of the repurchase. Debt financing charge for the 2002 period relates to the fair value of the premium put option on the COR notes.

Note 5: Restructuring charges primarily include the write-down of certain assets, facilities and personnel costs associated with the discontinuation of certain discovery efforts and reallocation of resources to enhance commercial capabilities. Millennium adopted Statement of Financial Accounting Standards (“SFAS”) No. 146 “Accounting for Costs Associated with Exit of Disposal Activities” (“SFAS No. 146”) as of December 1, 2002.

Condensed Consolidated Balance Sheets
(in thousands)

	December 31, 2003	December 31, 2002

Cash, cash equivalents and marketable securities	$915,303	$1,759,063
Other current assets	199,445	179,678
Property and equipment, net	231,469	310,325
Restricted cash and other assets	31,064	64,224
Goodwill and intangible assets, net	1,632,982	1,684,317

Total assets	$3,010,263	$3,997,607

Current liabilities	$302,372	$949,547
Deferred revenue	13,015	1,704
Capital lease obligations, net of current portion	87,889	61,338
Long term debt	105,461	83,325
Stockholders' equity	2,501,526	2,901,693

Total liabilities and stockholders' equity	$3,010,263	$3,997,607